AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2003
                                                  REGISTRATION NO.  333-102452

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                       ___________________________________

                               AMENDMENT NO. 2 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ___________________________________

                             AIR METHODS CORPORATION
             (Exact name of registrant as specified in its charter)
                       ___________________________________

              DELAWARE                                  84-0915893
    (State or other jurisdiction                     (I.R.S. Employer
  of incorporation or organization)                 Identification No.)

                                      4522
                (Primary Standard Industrial Classification Code)
                       ___________________________________

                                7301 SOUTH PEORIA
                            ENGLEWOOD, COLORADO 80112
                                 (303) 792-7400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  AARON D. TODD
                             CHIEF OPERATING OFFICER
                             AIR METHODS CORPORATION
                                7301 SOUTH PEORIA
                            ENGLEWOOD, COLORADO 80112
                            TELEPHONE: (303) 792-7400
  (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 With copies to:
                            LESTER R. WOODWARD, ESQ.
                            DAVIS GRAHAM & STUBBS LLP
                       1550 SEVENTEENTH STREET, SUITE 500
                             DENVER, COLORADO 80202
                            TELEPHONE: (303) 892-9400
                       ___________________________________


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   _______________________________________

                                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                                            Proposed         Proposed
                                            Amount          maximum           maximum
Title of each class of                      to be        offering price      aggregate         Amount of
securities to be registered             registered (1)   per share (2)    offering price   registration fee
-----------------------------------------------------------------------------------------------------------
Common Stock, $.06 par value per share         493,224  $           5.75  $     2,836,038  $     260.92 (3)
-----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon exercise of the common stock purchase warrant described herein pursuant to the provisions thereof regarding adjustment for stock dividends, stock splits or similar events.

(2) The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices on January 7, 2003, as reported on the Nasdaq National Market.

(3) Registration fee previously paid with initial filing.


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

                                EXPLANATORY NOTE

     The sole purpose of this Amendment No. 2 is to file an amendment to Exhibit
5.1 to the Registration Statement. No changes have been made to Part I of the Registration Statement and no other changes have been made to Part II of the Registration Statement. Accordingly, Part I is not being filed herewith. Part II is being filed in its entirety, as amended.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission's registration fee.

Registration Fee--Securities and Exchange Commission. . . .  $     261
                                                             ---------
Legal Fees and Expenses . . . . . . . . . . . . . . . . . .     50,000
                                                             ---------
Accountants Fees and Expenses . . . . . . . . . . . . . . .     36,000
                                                             ---------
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .      4,000
                                                             ---------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  90,261
                                                             =========

     The Selling Stockholders have paid none of the expenses related to this offering.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Air Methods is incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Accordingly, Article VIII of the Air Methods' Certificate of Incorporation, as amended, provides that no director shall be liable to Air Methods or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to Air Methods or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Article IX of the Air Methods Certificate of Incorporation, as amended, provides directors and officers of Air Methods shall be indemnified to the full extent permitted by Delaware law for any liability resulting from service as a director or officer of Air Methods.

     We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Air Methods.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In consideration for certain investor relations consulting and other services provided by RCG, the Company has issued to RCG two warrants. First, on June 29, 2000, the Company issued to RCG a warrant to purchase up to 25,000 shares of the Company common stock, at an exercise price of $3.15 per share. The right to purchase the shares under this warrant expires on July 1, 2005. This warrant is currently exercisable. Second, on August 7, 2002, the Company issued to RCG an additional warrant to purchase up to 25,000 shares of Company common stock, at an exercise price of $6.60 per share. One third of the warrant will vest on April 7, 2003, one third of the warrant will vest on the December 7, 2003, and the remaining one third will vest on August 7, 2004. The right to purchase the shares under this warrant expires on August 8, 2007. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act.

     In connection with the issuance of $23 million aggregate principal amount of Subordinated Notes issued to PCP and PCPMF, on October 16, 2002, the Company issued to PCP a warrant to purchase up to 429,019 shares of the Company common stock and to PCPMF a warrant to purchase up to 14,205 shares of the Company common stock, each at an exercise price of $0.06 per share. The right to purchase these shares under both of these warrants expires on the later of October 16, 2008 or thirty days following notice of expiration sent by the Company. Each warrant is currently exercisable. The Company agreed to file, by December 30, 2002, a registration statement relating to the resale of the shares, use its best efforts to have the registration statement be declared effective within 90 days of the earlier of the date this registration statement is filed and December 30, 2002, and remain effective until such time as the earlier of, among other things, the date on which all the securities issued to PCP, PCPMF, or their successors can be sold under Rule 144 of the Securities Act without volume limitations or have been sold. If the Company fails to comply with these registration requirements, it will be required to pay penalties to PCP and PCMF (allocated on the basis of their warrant ownership) at a rate equal to 0.25% per annum of the principal amount of the $23 million Subordinated Notes (calculated on the basis of a 360-day year) for the first 30 days after such failure to comply and increasing by an additional 0.25% per annum at the beginning of each subsequent 30-day period; provided that, at no time will the aggregate rate exceed 2.00% per annum. PCP and PCMF have agreed to waive any defaults under the terms of the Subordinated Notes arising as a result of the failure to file a registration statement through January 10, 2002, subject to the payment of the above described penalties by the Company. One representative of PCP and its affiliate, PCPMF, is permitted to participate in all Company board meetings as an observer. If the Company issues equity securities in the future (other than in a public offering), any holder of unexercised warrants is entitled to pre-emptive rights to participate in that offering to maintain the percentage ownership represented by the unexercised warrants. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act.

     In connection with certain services rendered by Americas Partners (AP) in connection with acquisition of RMH, the Company has issued to AP a stock purchase warrant. The warrant provides AP with the right to purchase up to 100,000 shares of the Company common stock, at an exercise price of $5.28 per share. The right to purchase the shares under this warrant expires on October 16, 2007. The warrant is currently exercisable. This transactions was exempt from registration pursuant to Section 4(2) of the 1933 Act.

     ITEM 16.  EXHIBITS.

Exhibit
  No.          Description of Exhibit
 ----          ----------------------
 2.1           Membership Interest Purchase Agreement, dated June 6, 2002, among the Company; Rocky Mountain Holdings, L.L.C.; Rocky Mountain
               Holdings, Inc.; and AMC Helicopters, Inc. (1)

 4.1 Letter, dated June 29, 2000, between RCG Capital Markets Group, Inc. and Air Methods Corporation. (2)

 4.2 Letter, dated August 7, 2002, between RCG Capital Markets Group, Inc. and Air Methods Corporation. (2)

 4.3 Common Stock Purchase Warrant, dated October 16, 2002, between the Company and Prudential Capital Partners, L.P. (3)

 4.4 Common Stock Purchase Warrant, dated October 16, 2002, between the Company and Prudential Capital Partners Management Fund, L.P.
               (3)

 5.1           Opinion of Davis Graham & Stubbs LLP (4)

10.8 Revolving Credit and Security Agreement between PNC Bank, National Association (As Lender and As Agent) with Air Methods Corporation, Rocky Mountain Holdings, L.L.C., Mercy Air Service, Inc., and ARCH Air Medical Service, Inc. (Borrowers), dated October 16, 2002 (3)

10.9 Securities Purchase Agreement between Air Methods Corporation, ARCH Air Medical Service, Inc., Mercy Air Service, Inc., and Rocky Mountain Holdings, L.L.C. and Prudential Capital Partners, L.P. and Prudential Capital Partners Management Fund, L.P., dated October 16, 2002 (3)

10.10 Stockholders' Agreement by and between Air Methods Corporation and Prudential Capital Partners, L.P. and Prudential Capital Partners Management Fund, L.P., dated October 16, 2002 (3)

10.11 Senior Subordinated Note, dated October 16, 2002, between Air Methods Corporation, Rocky Mountain Holdings, L.L.C., Mercy Air Service, Inc., ARCH Air Medical Service, Inc., and Prudential Capital Partners, L.P. (3)

10.12 Senior Subordinated Note, dated October 16, 2002, between Air Methods Corporation, Rocky Mountain Holdings, L.L.C., Mercy Air Service, Inc., ARCH Air Medical Service, Inc., and Prudential Capital Partners Management Fund, L.P. (3)

21             List of Subsidiaries (2)

23.1           Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
               (4)

23.2           Consent of KPMG LLP (2)

23.3           Consent of PricewaterhouseCoopers LLP (2)

24.1           Power of Attorney (2)

_________________
(1) Filed as an exhibit to the Company's Current Report on Form 8-K dated April 25, 2002, and incorporated herein by reference.
(2)  Previously filed.

(3) Filed as an exhibit to the Company's Current Report on Form 8-K dated October 31, 2002, and incorporated herein by reference.
(4)  Filed herewith.

ITEM 17.  UNDERTAKINGS.

     (a)  We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  We hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 28, 2003.

                                     AIR METHODS CORPORATION

                                     By:  /s/  George W. Belsey
                                        ----------------------------------------
                                     Name:  George W. Belsey
                                     Title: Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                Title                          Date
     ---------                -----                          ----


/s/ George W. Belsey          Chairman of the Board          January 28, 2003
---------------------------   Chief Executive Officer
George W. Belsey              (Principal Executive Officer)


/s/ Aaron D. Todd             Director,                      January 28, 2003
---------------------------   Chief Financial Officer
Aaron D. Todd                 Secretary and Treasurer
                              (Principal Financial Officer)


         *                    Director                       January 28, 2003
---------------------------
Ralph J. Bernstein


         *                    Director                       January 28, 2003
---------------------------
Samuel H. Gray


         *                    Director                       January 28, 2003
---------------------------
Carl H. McNair, Jr.


         *                    Director                       January 28, 2003
---------------------------
Lowell D. Miller, Ph.D.


         *                    Vice-Chairman of the Board     January 28, 2003
---------------------------
Donald R. Segner


         *                    Director                       January 28, 2003
---------------------------
Morad Tahbaz

         *                    Principal Accounting Officer   January 28, 2003
---------------------------
Sharon J. Keck

     *Aaron D. Todd, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to a power of attorney duly executed by each such persons and previously filed with the Securities and Exchange Commission as part of the registration statement.

Date:  January 28, 2003                    /s/ Aaron D. Todd
                                           ---------------------------------
                                           Aaron D. Todd, Attorney-In-Fact

                                  EXHIBIT INDEX


Exhibit
 No.          Description of Exhibit
----          ----------------------

5.1           Opinion of Davis Graham & Stubbs LLP

23.1          Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)